                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                             SANTA FE ENERGY TRUST
                 ---------------------------------------------
                                (Name of Issuer)


                    DEPOSITARY UNITS (INCLUDING TRUST UNITS)
                 EVIDENCED BY SECURE PRINCIPAL ENERGY RECEIPTS
                 ---------------------------------------------
                         (Title of Class of Securities)


                                   802013 10 2
                 ---------------------------------------------
                                 (CUSIP Number)



       Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (Continued on following page(s))





                              Page 1 of 5 Pages
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CUSIP NO. 802013 10 2               13G                  Page 2 of 5 Pages



- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Santa Fe Energy Resources, Inc.
         36-2722169
- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /X /

- --------------------------------------------------------------------------------
 3    SEC USE ONLY



- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


         State of Delaware
- --------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                          0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                        0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                          0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                          0
- -------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0
- --------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



- --------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


         0.0%
- --------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


         CO
- --------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 5 Pages

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ITEM 1.

       (a)    Name of Issuer:

                            Santa Fe Energy Trust

       (b)    Address of Issuer's Principal Executive Offices:

                            Principal offices of Texas Commerce Bank National Association, the Trustee of the Santa Fe Energy
                            Trust:

                            600 Travis Street, Suite 1150
                            Houston, Texas 77002

ITEM 2.

       (a)    Name of Person Filing:

                            Santa Fe Energy Resources, Inc.

       (b)    Address of Principal Business Office:

                            1616 South Voss Road, Suite 1000
                            Houston, Texas 77057

       (c)    Citizenship:

                            Santa Fe Energy Resources, Inc. is a Delaware corporation

       (d)    Title of Class of Securities:

                            Depositary Units (including Trust Units) evidenced by Secure Principal Energy Receipts

       (e)    CUSIP Number:

                            802013 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                            Not Applicable

ITEM 4.       OWNERSHIP:

       (a)    Amount Beneficially Owned as of the date of this Amendment:

                            See cover page Item 9.

       (b)    Percent of Class:

                            See cover page Item 11.

       (c)    Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote:

                            See cover page Item 5.





                              Page 3 of 5 Pages

              (ii)   Shared power to vote or to direct the vote:

                            See cover page Item 6.

              (iii)  Sole power to dispose or to direct the disposition of:

                            See cover page Item 7.

              (iv)   Shared power to dispose or to direct the disposition of:

                            See cover page Item 8.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                     If this statement is being filed to report the fact that
              as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

                            Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                            Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

                            Not Applicable


ITEM 10.      CERTIFICATION:

                            Not Applicable





                              Page 4 of 5 Pages

                                   SIGNATURE

              After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information contained in this statement is true, complete and correct.


                                             Date:  September 14, 1994

                                             SANTA FE ENERGY RESOURCES, INC.



                                             By:  /s/  Michael J. Rosinski
                                                 ___________________________
                                                 Name:  Michael J. Rosinski
                                                 Title: Vice President





                              Page 5 of 5 Pages